EXHIBIT 99.1

Memorandum of Understanding

This Memorandum of Understanding (“MOU”) is made effective the 9th February 2021 (the “Effective Date”), and sets the terms and understanding by and between the parties of;

Roshan Energy Technologies Pvt. Ltd. (Roshan Energy), with an address at 10-2-99/1, No. 304, Sterling Grand CVK, West Marredpally, Hyderabad – 500026, Telangana, India,

and

Barrel Energy Inc. (‘Barrel’), with an address at 8275 S. Eastern Ave. Suite 200, Las Vegas, USA 89123.

Purpose: This MOU will cover, but not be limited to proposed product development, technology I.P., investment agreements and various undertakings in the Green Energy sector.

Approach and Reporting: The two companies are to develop an effective overall cooperative business process that will be flexible based on future work agreements.

Duration: This MOU shall become effective upon signature by the authorized offices from Barrel and Roshan Energy. The MOU will remain in effect until modified, replaced by a Definitive Agreement or terminated by mutual consent.

WHEREAS, in connection with the establishment of a business relationship between the parties whereby Barrel and Roshan Energy will enter an agreement where capital for development, expansion and research will be provided by Barrel; The technology, operations, R&D and products will be provided by Roshan Energy as part of the agreement.

The parties set forth their understandings under this MOU with respect to the duties and general terms of the future Definitive Agreement as follows:

Roshan Energy will perform the following:

1.	Roshan Energy will allow Barrel Energy to hold a majority stake in the company with management team and Board member control as may be desired.
2.	Roshan Energy will establish Lithium Battery Manufacturing/assembly in India with a project cost of approximately USD 20 million and aim for a business revenue of 60 million USD within 3 years in India.

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3.	Roshan Energy will provide all technical knowhow in establishing the US manufacturing unit for the Lithium Battery manufacturing and assembly.
4.	Roshan Energy will front end research efforts will be carried out by us in collaboration with IISc, IITs, KIST, etc.
5.	Designing and planning of custom requirements for customer projects across the globe.
6.	Training of resources and employees in all the regions.
7.	For India project, we are responsible for project development and Business execution as committed and supported the Management team with the potential to hold an IPO within 5 years from the date of commercial production.
8.	Indian facilities will remain available for use American trials, product development and for Training.
9.	Roshan Energy are responsible to understand America market requirements and accordingly provide product execution, technology and support in conjunction with Barrel’s team.
10.	For new business/customer acquisition and expansion, Roshan Energy will extend the support with existing members.

Barrel will perform the following activities:

1.	Proper Joint Venture agreements to execute Projects in India, North America and anywhere else required within product framework
2.	Financial support to India Project as well as to raise funds as may be required
3.	Proper agreements and Exit policy to the initial shareholders
4.	Barrel will appoint Mr.Gaffoor as CEO for India Project and Chief Technical Advisor For America Project protecting his long term interest with adequate remuneration as may be deemed by Barrel.
5.	Customer acquisition and business expansion must be handled by Barrel.
6.	Export business using Barrel brand and good office contacts with support from Indian and American Facilities.

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IN WITNESS WHEREOF, by their signatures below, the parties have caused this Memorandum of Understanding to be executed and effective as of the Effective Date.

For Barrel Energy Inc.

/s/ Harpreet Sangha
Harpreet Sangha, Chairman	9th February 2021

For Roshan Energy Technologies Pvt. Ltd.

/s/ Mr. S.A. Gaffoor
Mr. S.A. Gaffoor, CEO & Founder	9th February 2021

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